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Exhibit 3.4

SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED BYLAWS
OF
ALLIANCE DATA SYSTEMS CORPORATION
a Delaware corporation
(the "Company")
(Adopted as of March 20, 2002)

        Sections 2.6.3 and 10.3 of the Amended and Restated Bylaws of Alliance Data Systems Corporation are amended and restated to read in their entirety as follows:

        Section 2.6.3 Proxies. Every Stockholder entitled to vote at a meeting or to express consent or dissent without a meeting or a stockholder's duly authorized attorney-in-fact may authorize another person or persons to act for him by proxy. Each proxy shall be electronic, including but not limited to, internet and telephone, with reasonable safeguards to verify the authenticity of the shareholder, or in writing, executed by the stockholder giving the proxy or by his duly authorized attorney. No proxy shall be voted on or after three years from its date, unless the proxy provides for a longer period. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it, or his legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

        Section 10.3 Means of Giving Notice. Whenever under applicable law, the certificate of incorporation or these bylaws, notice is required to be given to any director or stockholder, such notice may be given in writing and delivered personally, through the United States mail, by a recognized express delivery service (such as Federal Express), by means of telegram, telex or facsimile transmission, addressed to such director or stockholder at his or her address or telex or facsimile transmission number, as the case may be, or by electronic means, including but not limited to internet and email, to such director or stockholder at his or her email address to such director or stockholder at his or her email address appearing on the records of the Company, with postage and fees thereon prepaid. Notice of any meeting of the Board may be given to a director by telephone and shall be deemed given when actually received by the director.

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SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED BYLAWS OF ALLIANCE DATA SYSTEMS CORPORATION a Delaware corporation (the "Company") (Adopted as of March 20, 2002)